Exhibit 99.01

Contacts:

S. Olav Carlsen Transmeta Corporation (408) 919-3000	Kristine Mozes Stapleton Communications Inc. (650) 470-0200

Transmeta Corp. Reports Q2FY03 Revenue, Earnings In Line with Guidance;
Continues to Lower Operating Expenses and Improve Cash Usage

TM8000 Processor on Plan for Production in Q3

SANTA CLARA, Calif. — July 17, 2003 — Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing, today announced financial results for its second quarter of fiscal 2003 ended June 27, 2003.

Net revenue for the second quarter of fiscal 2003 was $5.1 million, compared with $6.0 million reported in the first quarter of 2003 and $7.5 million in the second quarter of 2002. GAAP net loss for the second quarter of 2003 was $22.0 million, or a loss of $0.16 per share. This compares with a GAAP net loss of $20.1 million, or a loss of $0.15 per share in the first quarter of 2002 and a GAAP net loss of $35.6 million, or a loss of $0.27 per share a year ago.

On a pro forma basis, which excludes the effects of non-cash charges totaling $3.7 million, the net loss for the second quarter was $18.3 million, or a net loss of $0.13 per share. This compares with a pro forma net loss of $17.0 million, which excludes non-cash charges of $3.1 million, or a net loss of $0.12 per share in the first quarter of 2003, and a pro forma net loss of $25.3 million, which excludes restructuring and non-cash charges of $10.3 million, or a net loss of $0.19 per share in the second quarter of 2002.

“In the second quarter, we achieved revenue and loss per share in line with our guidance, and once again lowered our operating expenses and improved cash usage by more than was expected,” said Dr. Matthew R. Perry, president and CEO of Transmeta.

“Production for the TM8000 remains on plan for the third quarter of this year. In the second quarter, we sampled 1.1 GHz TM8000 processors and customer feedback has been positive,” said Dr. Perry. “With the TM8000’s ability to execute up to eight instructions per clock, typical real-world applications can run about 50 percent faster per clock cycle, and multimedia applications up to 80 percent faster per clock cycle, than our current processor. The combination of higher clock speed and improved efficiency should allow us to expand our served market. We look forward to disclosing more information about the TM8000 throughout the next few months.

“Our Crusoe TM5800 processor continues to gain strong customer interest in the embedded market. This quarter we announced several key design wins, including HP’s Thin Client t5700 and a reference design win with Microsoft for its Smart Displays. We also recently closed two licensing agreements for companies to apply some of our non-core technologies to new markets. Several Ultra Personal Computer

(UPC) manufacturers plan to launch their products in the second half of the year, with a few planning third quarter introductions. Interest in UPCs continues to grow and we expect to be the leading processor supplier to this emerging market. The balance of high performance, power efficiency, flexibility, choice and low cost we offer make our processors well suited for UPCs as well as small form factor notebooks and Tablet PCs,” said Dr. Perry.

“We continue to expect notebook design activity to shift to our TM8000 processor beginning in the fall, with the high volume opportunity occurring in the spring of 2004 for mainstream notebooks and other form factors. Revenue from several of our UPC manufacturers and embedded customers is expected to ramp over the next few quarters. We will continue to explore revenue opportunities for leveraging our IP into new markets. We will also continue to control our spending, to monitor closely the growth ramp of these emerging markets and our TM8000 processor, and to position ourselves appropriately to have the flexibility to evaluate a variety of funding opportunities”, said Dr. Perry.

Highlights

Mobile Computing Products

•	HP plans to begin selling its Compaq Tablet PC TC1000, which is powered by a Transmeta Crusoe TM5800 processor, to the retail market in a pilot program. The TC1000 was recently awarded second place in Datamation’s Client Systems Product of the Year category.

•	Sharp Systems of America’s Actius MM10 notebook, the thinnest and lightest full-featured notebook computer available in the U.S., has been Sharp’s most successful ultra portable PC product to date. The Actius MM10, featuring a Transmeta Crusoe TM5800 processor, is currently available through national and regional retail channels as well as through Sharp’s online store at sharpsystems.com/store.

•	TDV Vison recently announced that in September it will ship the first Tablet PC priced below $1,000 to China, Europe and North America. The V800XPT Tablet PC, which uses a Transmeta Crusoe TM5800 processor, is a 2.6-pound, one inch thick, full-featured Tablet PC with an 8.4-inch screen that will be priced at $900.

•	Electrovaya Inc, a Canadian-based provider of portable power for the notebook computer and wireless sectors, launched its Scribbler SC1000 Series of advanced Tablet PCs. The Scribbler

SC1000 Series, featuring Transmeta Crusoe TM5800 processors, is a sleek, light and attractively designed PC that is targeted at the higher education and healthcare sectors.

•	KraftCom, a German supplier of wireless multimedia terminals and network management software, announced its second Transmeta-powered Tablet PC, the SlateVision. Both the SlateVision and the GoTablet, which it introduced in the fourth quarter of 2002, use Transmeta’s Crusoe TM5800 processor.

•	Torspoal Ltd., a UK-based developer of mobile solutions for the public and corporate sectors that fully exploit Wi-Fi technology, introduced the Fahrenheit Tablet PC, featuring a Transmeta Crusoe TM5800 processor.

Embedded Products

•	HP announced its new HP Compaq Thin Client t5700, an affordable enterprise-quality thin client solution utilizing Transmeta's efficient Crusoe TM5800 processor. The t5700 operates at about twice the megahertz of competitive products within a design that is about half the size.

•	Microsoft named Transmeta as a reference design partner for the next generation of Smart Displays – touch screen monitors that allow users to access Microsoft Windows XP-based PCs from remote locations in the home or office. Microsoft designated Transmeta a Smart Displays reference platform partner after OEM customers expressed interest in developing for the Transmeta processor architecture.

•	IBASE Technology of Taiwan launched its FWA7000, a fast and fanless firewall/VPN platform that uses a Transmeta Crusoe TM5800 processor. With Transmeta’s processor the FWA7000 is able to perform about four times the VPN encryption speed of existing network security applications.

•	EmergeCore Networks, an Idaho-based developer of high value, low cost, integrated IT solutions for small businesses, debuted its new IT-100 “IT in a Box” All in One solution. The IT-100 features a Transmeta Crusoe TM5600 processor and provides small business owners, home office users and telecommuters with IT services and functionality at the low cost they require.

Corporate

•	Transmeta signed an agreement to license its Midori version of the Linux operating system to Chinese 2000 Holdings, a China-based company whose mission is to further develop and enhance the Chinese Linux-based operating system for mobile and embedded computing products. The two companies will support a range of innovative mobile and embedded products that are already implementing or plan to use Transmeta’s energy-efficient processors. According to the agreement, Transmeta will hold an equity ownership in Chinese 2000 Holdings and have a multi-year profit sharing arrangement relating to the sale of Midori Linux-based services and support.

•	The company also licensed a legacy processor core to an international research laboratory for proof of concept work on innovative new IO applications requiring a low power, highly efficient CPU.

•	Transmeta established strategic agreements with IO Technologies, Marek Micro and Technology Rescue – three highly respected, European-based design firms. Each firm will provide strong support infrastructures for customers developing a multitude of innovative, x86-compatible embedded designs based on energy-efficient, high performance and cost effective Transmeta processors.

•	The company announced that Plexus Corporation, a top global provider of Electronic Manufacturing Services, chose Transmeta’s high performance and cost effective TM5800 processor as a key component in embedded product design applications for Plexus’s OEM customers.

Current Financial Outlook for Third Quarter 2003

The following outlook statements are based upon current expectations. These statements are forward looking, and actual results could differ materially.

The company currently expects third quarter revenue to be about the same as Q2, with a GAAP net loss per share of $0.16 to $0.17 and a pro forma net loss per share of $0.13 to $0.14. The expected pro forma net loss per share does not include the effect of non-cash amortization and deferred compensation charges, which are expected to total $3.3 million for the third quarter. Operating expenses will remain flat at approximately $18.5 million. Cash at the end of September should be approximately $74.0 million.

Conference Call

The company will hold a conference call at 2:00 pm Pacific Time today, July 17, 2003 to discuss the second quarter fiscal 2003 financial results. To participate, please dial (719) 457-2621 at approximately 1:50 pm. A live webcast of the conference call will be available via the investor relations page of the company’s website at www.transmeta.com. A replay of the call will be available one hour after the completion of the call. To access the recording, please dial (888) 203-1112, passcode 436983. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.

About Transmeta Corporation

Transmeta Corporation develops and sells software-based microprocessors and develops additional hardware, software and system technologies that enable manufacturers to build highly efficient computing systems characterized by low power consumption, reduced heat dissipation and the high performance required to run standard x86 compatible programs. We originally developed our family of Crusoe microprocessors for lightweight notebook computers and other mobile computing devices, but we have developed and are continuing to develop microprocessors suitable for a variety of existing and emerging end markets in which x86 program compatibility and energy and thermal efficiency are desirable. To learn more about Transmeta, visit www.transmeta.com.

Safe Harbor Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic, political and public health conditions, specific conditions and volatility in the markets that we address, unavailability of additional financing on acceptable terms, the rescheduling or cancellation of significant customer orders, market acceptance and adoption of our new products by our present and future customers and end users, difficulties in developing or manufacturing new and existing products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent report on Forms 10-K and 10-Q, which describes these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

TRANSMETA CORPORATION
CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Net revenue	$5,054	$7,539	$11,071	$11,686
Cost of revenue	4,998	5,617	9,450	8,453

Gross profit	56	1,922	1,621	3,233
Operating expenses
Research and development	12,190	19,184	24,669	37,263
Selling, general and administrative	6,347	8,737	12,981	16,671
Restructuring charges	—	10,624	—	10,624
Amortization of deferred charges and intangible assets	2,634	2,848	5,274	5,696
Stock compensation	1,095	(2,558)	1,531	2,246

Total operating expenses	22,266	38,835	44,455	72,500

Operating loss	(22,210)	(36,913)	(42,834)	(69,267)
Interest and other, net	189	1,285	772	2,752

Net loss	$(22,021)	$(35,628)	$(42,062)	$(66,515)

Net loss per share—basic and diluted	$(0.16)	$(0.27)	$(0.30)	$(0.50)
Weighted average shares outstanding — basic and diluted	138,678	133,868	138,089	133,427

TRANSMETA CORPORATION
PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

The following pro forma supplemental information excludes the amortization of deferred charges and intangible assets, non-cash stock compensation awards, restructuring charges, and effects of previously recorded inventory commitments

	Three Months Ended		Six Months Ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Net revenue	$5,054	$7,539	$11,071	$11,686
Cost of revenue	4,998	6,200	9,450	9,036

Gross profit	56	1,339	1,621	2,650
Operating expenses
Research and development	12,190	19,184	24,669	37,263
Selling, general and administrative	6,347	8,737	12,981	16,671

Total operating expenses	18,537	27,921	37,650	53,934

Operating loss	(18,481)	(26,582)	(36,029)	(51,284)
Interest and other, net	189	1,285	772	2,752

Net loss	$(18,292)	$(25,297)	$(35,257)	$(48,532)

Net loss per share—basic and diluted	$(0.13)	$(0.19)	$(0.26)	$(0.36)
Weighted average shares outstanding — basic and diluted	138,678	133,868	138,089	133,427

The pro forma amounts have been adjusted to eliminate the following:

Amortization of deferred charges and intangible assets	$2,634	$2,848	$5,274	$5,696
Stock compensation	1,095	(2,558)	1,531	2,246
Restructuring charges	—	10,624	—	10,624
Excess inventory and purchase commitment charge	—	(583)	—	(583)
Net loss in accordance with U.S. GAAP	$(22,021)	$(35,628)	$(42,062)	$(66,515)

TRANSMETA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 27, 2003	Dec. 27, 2002 (1)

	(unaudited)
Assets
Current assets
Cash and short-term investments	$89,120	$129,450
Accounts receivable, net	2,824	4,060
Inventories	7,577	10,937
Prepaid and other current assets	4,893	4,722

Total current assets	104,414	149,169
Property and equipment, net	7,197	9,574
Other assets	35,233	38,812

Total assets	$146,844	$197,555

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$11,013	$13,722
Current portion of accrued restructuring costs	1,927	2,549
Current portion of long-term obligations	15,083	16,865

Total current liabilities	28,023	33,136
Long-term accrued restructuring costs	4,806	5,456
Long-term payables	12,321	18,116
Stockholders’ equity	101,694	140,847

Total liabilities and stockholders’ equity	$146,844	$197,555

(1)  Derived from audited financial statements included in the Company’s Form 10-K for the fiscal year 2002 filed with the Securities and Exchange Commission.